Exhibit 4.3

SUCCESSOR SUPPLEMENTAL INDENTURE
(to Indenture dated as of February 3, 1999)

SUCCESSOR SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 20, 2007, by and among Super IntermediateCo LLC, a Maryland limited liability company (the “Successor”), as successor to New Plan Excel Realty Trust, Inc., a Maryland corporation (the “Company”), New Plan Realty Trust, LLC, a Delaware limited liability company (as successor to New Plan Realty Trust, a Massachusetts business trust (“NPRT”)), as guarantor (the “Guarantor”), and U.S. Bank Trust National Association (as successor to State Street Bank and Trust Company), as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Guarantor (as successor to NPRT) have heretofore executed and delivered to the Trustee an indenture, dated as of February 3, 1999 (as heretofore amended or supplemented, the “Indenture”), providing for the issuance of senior debt securities;

WHEREAS, the Company has heretofore issued the following securities under the Indenture (collectively, the “Securities”):  (i) $150,000,000 aggregate principal amount of 7.40% Senior Notes due 2009, issued on July 20, 1999; (ii) $25,000,000 aggregate principal amount of 7.50% Senior Notes due 2029, issued on July 30, 1999; (iii) $50,000,000 aggregate principal amount of 5.50% Senior Notes due 2013, issued on November 20, 2003; and (iv) $115,000,000 aggregate principal amount of 3.75% Convertible Senior Notes due 2023, issued in accordance with an Officers’ Certificate, dated as of May 19, 2003;

WHEREAS, on the date hereof, pursuant to an Agreement and Plan of Merger, dated as of February 27, 2007, by and among the Company, Excel Realty Partners, L.P., a Delaware limited partnership, the Successor, Super MergerSub Inc., a Maryland corporation (“MergerSub”), and Super DownREIT MergerSub LLC, a Delaware limited liability company, MergerSub was merged with and into the Company, with the Company surviving (the “Merger”);

WHEREAS, also on the date hereof, following the effective time of the Merger, the Company transferred all of its assets to, and all of its liabilities were assumed by, the Successor pursuant to an Assignment and Assumption Agreement, dated as of the date hereof, between the Successor and the Company (the “Conveyance of Assets”);

WHEREAS, in connection with the Conveyance of Assets, Section 801 of the Indenture requires the Successor to expressly assume by supplemental indenture all of the obligations of the Company on all of the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company;

WHEREAS, the Successor has been authorized by resolutions of its Managing Member to enter into this Supplemental Indenture, and has previously delivered to the Trustee a certified copy of those resolutions;

WHEREAS, pursuant to Section 901(1) of the Indenture, without the consent of any Holders of Securities, the Successor and the Trustee may enter into this Supplemental Indenture to evidence the succession of the Successor to the Company and the assumption by the Successor of the covenants of the Company in the Indenture and in the Securities; and

WHEREAS, the Company previously has delivered to the Trustee the Officers’ Certificate and the Opinion of Counsel specified in Section 803 of the Indenture, and the Successor has previously delivered to the Trustee an Officers’ Certificate specified in Section 102, and the Opinion of Counsel specified in Section 102 and Section 903, of the Indenture.

A G R E E M E N T

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Successor, the Guarantor and the Trustee covenants and agrees for the equal and ratable benefit of the Holders of the Securities as follows:

1.             Capitalized Terms.  Capitalized terms used but not defined herein have the respective meanings set forth in the Indenture.

2.             Successor.  In accordance with Section 801 of the Indenture, the Successor hereby expressly assumes all of the obligations of the Company on all of the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company.

3.             No Recourse Against Others.  No past, present or future director, officer, employee, incorporator, stockholder, member or agent of the Successor or the Company, as such, shall have any liability for any obligations of the Successor or the Company under the Securities, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of the Securities by accepting a Security waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Securities.

4.             Notices, etc. to the Successor.  Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by the Indenture to be made upon, given or furnished to, or filed with, the Successor by the Trustee or by any Holder shall be sufficient for every purpose under the Indenture (unless otherwise expressly therein provided) if in writing and mailed, first class postage prepaid to the Successor addressed to it at c/o Centro Watt, 580 W. Germantown Pike, Suite 200, Plymouth Meeting, PA 19462, Attention:  General Counsel, or at any other address previously furnished to the Trustee by the Successor.

5.             GOVERNING LAW.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR INSTRUMENTS ENTERED INTO AND PERFORMED IN SAID STATE.

6.             Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

7.             Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

8.             Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Successor.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

SUPER INTERMEDIATECO LLC, a Maryland limited liability company

By:	/s/ John Hutchinson
	Name:	John Hutchinson
	Title:	Secretary

NEW PLAN REALTY TRUST, a Massachussetts business trust

By:	/s/ Steven Siegel
	Name:	Steven Siegel
	Title:	EVP

U.S. BANK TRUST NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Jean Clarke
Authorized Signatory